EXHIBIT 10.60
Advanced BioEnergy, LLC
Change of Control Agreement
     This is a Change of Control Agreement (“Agreement”), dated as of July 31, 2007, between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and William Paulsen (the “Employee”), an employee of the Company.
Background
     A. The board of directors of the Company (the “Board”) or a committee of two or more directors of the Company (the “Committee”) has the authority to grant and administer equity awards (if the Board has not appointed a committee to administer the awards, then the Board shall constitute the Committee).
     B. The Committee has determined that it would be in the best interest of the Company to provide Employee with the right to receive an additional ownership interest in the Company, conditioned upon occurrence of a change of control transaction regarding the Company, to provide further incentive to the Employee to continue his service with the Company, advance the interest of the Company, and to more closely align his interests with those of the members of the Company.
     C. The Committee has determined that this purpose can best be achieved by granting the Employee the right to receive units on the terms and conditions and subject to the restrictions set forth herein.
     The parties hereto agree as follows:
Terms and Conditions
1. Issuance and Terms of Units.
     (a) Grant of Units. The Company hereby grants to the Employee, effective as of the date of this Agreement, the right to receive 5,500 Units on the terms and under the conditions specified in this Agreement.
     (b) No Rights as Holder. Each Unit to be issued hereunder (a “Unit”) represents one Unit of the Company as defined in the Company’s Third Amended and Restated Operating Agreement, as it may be amended from time to time (the “LLC Agreement”), and when issued will be subject to the terms of the LLC Agreement as well as the restrictions specified in this Agreement. Unless and until any Unit is issued under this Agreement, the Employee will have no rights as a member or Unit holder of the Company by virtue solely of entering into this Agreement.
     (c) Unit Certificates. The Units will be evidenced by one or more duly issued unit certificates registered in the name of the Employee. Each certificate evidencing any Units will contain such legends and transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion and as otherwise required under this Agreement and the LLC Agreement.

2. Termination of Employment and Transfer Restrictions.
     (a) Termination of Employment. Except as provided in Section 3, if the Employee’s employment with the Company and its Affiliates (as defined in Appendix A to this Agreement) terminates for any reason prior to a Change in Control (as defined in Appendix A to this Agreement), including because of the Employee’s death or disability, this Agreement will immediately terminate and neither the Company nor Employee or Employee’s estate or beneficiary(ies) will be deemed to have any rights or obligations with respect to the issuance of any Units under this Agreement.
     (b) Limitation on Transfer. The right to receive Units under this Agreement is personal to Employee and may not be transferred to any third party or family member of Employee. Any Units issued under this Agreement will be subject to any limitations on transfer set forth in the LLC Agreement and applicable Federal and state securities laws. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of the right to receive any Units under this Agreement contrary to the provisions thereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.
3. Issuance of Units.
     If a Change in Control occurs and the Employee’s employment with the Company or its successor is terminated by the Company or its successor without “cause” (as that term may be defined in any employment agreement to which the Employee is then subject or otherwise) during a period beginning the earlier of (i) the date the Company signs a definitive agreement governing the Change in Control transaction and (ii) 60 days prior to the consummation of the Change in Control transaction, and ending on the date two years after consummation of the Change in Control transaction, then the Employee shall be entitled to have issued to him the number of Units specified in section 1(a) of this Agreement (or such number of replacement securities as may be issuable in their place in accordance with Section 8 of this Agreement). Such Units will be immediately issued to the Employee (and in no event later than 90 days after such employment termination) unless the Employee is, at that time, a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and regulations promulgated thereunder (“Section 409A”). If Employee is a specified employee, the Units will be issued to him six months and one day after such termination of employment. Notwithstanding the foregoing, the Committee may, in its sole discretion, elect to pay to the Employee, in lieu of the issuance of the Units described above, cash in an amount equal to the fair market value, as of the time of the Change in Control, of the number of Units specified in Section 1(a). Payment of such amount will be made at the same time as the issuance of the Units would otherwise have occurred. For purposes of this Section 3, “fair market value” of a Unit means the fair market value of a Unit as determined in good faith by the Committee, which shall be equal to the fair market value of the consideration to be received per Unit by the members of the Company or paid by the acquirer in connection with a Change in Control that involves payment of consideration on a per Unit basis. A termination of employment shall be deemed to have occurred for purposes of this Section 3 if it constitutes a “separation from service” within the meaning of Section 409A.

4. Tax Withholding.
     (a) Withholding. The parties hereto recognize that the Company may be obligated to withhold federal and state taxes or other taxes upon the issuance of Units under this Agreement. The Employee agrees that, at such time, if the Company is required to withhold such taxes, the Employee will promptly pay to the Company, in cash and upon demand by the Company, such amounts as shall be necessary to satisfy such obligation.
     (b) Put Right to Satisfy Withholding Taxes. Within five days after any Units are issued in accordance with the terms of this Agreement, the Company shall send written notice (the “Valuation Notice”) to the Employee specifying the Board’s or the Committee’s determination of the fair market value of the Units so issued. Within ten days after the receipt of the Valuation Notice, the Employee shall have the right to require that the Company purchase up to 40% of the Units issued as of such vesting date by giving written notice to the Company specifying the number of Units that the Employee desires to sell to the Company pursuant to this Section 4(b). The closing with respect to such transfer shall occur within five days following receipt by the Company of the Employee’s notice specifying the number of Units that the Employee desires to sell to the Company. The time periods specified in this Section 4(b) may be tolled for a reasonable period of time in the event that the Company determines that any action taken by Employee under this Section 4(b) would otherwise violate the Company’s insider trading policies then in effect. The purchase price for any Units purchased by the Company hereunder shall be paid by the Company to the Employee in cash or, at the election of the Employee, retained by the Company and used to satisfy all or a portion of the Employee’s obligation to remit withholding taxes to the Company pursuant to Section 4(a) hereof.
5. Restrictive Legends. The certificate or certificates representing the Units issued under this Agreement shall bear the legend required by the LLC Agreement as well as any legends required by applicable state and federal limited liability company and securities laws.
6. Interpretation of this Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive upon the Company and the Employee.
7. Discontinuance of Employment. This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or any Affiliate employing the Employee may terminate his employment at any time and otherwise deal with the Employee without regard to the effect it may have upon him under this Agreement.
8. Adjustment for Changes in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, unit dividend, unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the structure or Units of the Company, including any conversion by the Company into to a corporate form, the Committee (or if the Company does not survive any such transaction, the board of directors or an authorized committee of the board of directors of the surviving company) shall, without the consent of the Employee, make such adjustments as it determines in its discretion to be appropriate as to the number and kind of securities subject to this Agreement in order to prevent dilution or enlargement of the rights of the Employee.
9. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.
10. Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
11. Entire Agreement. This Agreement, together with any employment agreement between the Company and the Employee, sets forth the entire agreement and understanding of the parties hereto with respect to the issuance of the Units and supersedes all prior agreements, arrangements, plans, and understandings relating to the issuance of these Units. The Employee acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Internal Revenue Code of 1986, and the income tax laws of any municipality, state or foreign country in which the Employee may reside or in which the Company does business.
12. Amendment and Waiver. This Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
13. Units Subject to LLC Agreement. The Employee acknowledges that the Units granted under this Agreement are subject to the Company’s LLC Agreement and any applicable federal or state laws, rules or regulations. The Employee acknowledges and agrees that the Employee will become a party to the Company’s LLC Agreement, as currently in effect, if such Employee is not already a party to that agreement.
     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the 31st day of July, 2007.

/s/ William Paulsen

William Paulsen

ADVANCED BIOENERGY, LLC

By	/s/ Troy Otte

Name:	Troy Otte
Its:	Director

Appendix A
“Affiliates” for purposes of the Change of Control Agreement shall mean each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case, “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).
“Change in Control” for purposes of the Change of Control Agreement shall mean (and occur when):
(1) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of the then-outstanding membership interests of the Company (the “Outstanding Units”); provided, however, that the following acquisitions shall not constitute a Change in Control:
(A) any acquisition of voting securities of the Company directly from the Company or by the Company or any of its wholly-owned subsidiaries,
(B) any acquisition of voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or
(C) any acquisition by any entity with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Units immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Units;
(2) Individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board after the Date of Grant whose election, or nomination for election by the Company’s Unit holders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest;
(3) Consummation of a reorganization, merger, consolidation or statutory exchange of Outstanding Units, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Units;
(4) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition; or
(5) Approval by the Unit holders of the Company of a complete liquidation or dissolution of the Company.
     Notwithstanding the above, a Change in Control will not be deemed to occur if the acquisition of the 30% or greater interest referred to in clause (1) is by a group, acting in concert, that includes the Employee or if at least 30% of the then-outstanding voting securities of the surviving entity or of any entity acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (3) or (4) by a group, acting in concert, that includes the Employee.